Exhibit 99.1

Great American Group® Announces Redemption of
All of Its Outstanding Warrants

Woodland Hills, Calif., (November 2, 2009) – Great American Group, Inc. (OTCBB: GAMR) (“Great American Group” or the “Company”), a leading provider of asset disposition, valuation and appraisal services, announced today that all of the outstanding warrants to purchase shares of its common stock with an exercise price of $7.50 per share (CUSIP No. 38984G 112) (the “Warrants”) were redeemed for $0.50 each as of October 29, 2009, pursuant to the terms of the agreement governing the Warrants, as amended, and represent only the right to receive $0.50. The Warrants will cease being quoted on the OTC Bulletin Board on November 2, 2009. The Company expects that holders of the Warrants will receive payment on or about November 4, 2009.

Great American Group previously announced an offer to exchange the Warrants for new warrants with a different exercise price and different expiration date (the “Exchange Offer”). The Exchange Offer, which was made pursuant to a prospectus dated October 2, 2009, expired at 11:59 p.m. Eastern Time on October 30, 2009. The Company’s obligation to consummate the Exchange Offer was conditioned upon a minimum of 23,012,500 Warrants, or 50% of the outstanding Warrants, being validly tendered for exchange and not validly withdrawn prior to the expiration of the Exchange Offer (the “Minimum Tender Condition”). The Minimum Tender Condition was not satisfied; therefore, no Warrants were accepted in the Exchange Offer. As a result, all of the outstanding Warrants were redeemed.

About Great American Group, Inc.

Great American is a leading provider of asset disposition solutions and valuation and appraisal services to a wide range of retail, wholesale and industrial clients, as well as lenders, capital providers, private equity investors and professional service firms. Headquartered in Woodland Hills, Calif., the Company has offices in Atlanta, Boston, Chicago, Los Angeles and New York. For more information, please visit www.greatamerican.com.

Forward-Looking Statements

This press release may contain forward-looking statements by Great American Group that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in Great American Group’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in Great American Group’s proxy statement/prospectus dated July 17, 2009 and filed with the SEC on July 20, 2009, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Great American Group undertakes no duty to update this information.

Investor Contacts:

Great American Group
Paul Erickson, CFO
818-884-3737

Addo Communications
Andrew Blazier
310-829-5400
andrewb@addocommunications.com

or

Press Contact:
Great American Group
Laura Wayman
847-444-1400 ext. 312
lwayman@greatamerican.com

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